Exhibit 4.4
ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of April 3, 2006, among Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTC”), Reliance Steel & Aluminum Co., a California corporation (“Reliance”) and RSAC Management Corp. (“Management”);
     WHEREAS, DBTC in its capacity as agent (in such capacity, “Revolver Agent”) for itself and certain other lenders from time to party to the Credit Agreement (as defined in the letter agreement attached hereto as Exhibit A (the “Termination Agreement”)), and The Bank of New York, as trustee for the holders of the aggregate principal amount of $250,000,000 9 3/4% Senior Secured Notes due 2012 (the “Trustee”), are parties to an Intercreditor Agreement, dated as of May 22, 2002 (the “Intercreditor Agreement”);
     WHEREAS, the definition of “Revolver Credit Agreement” contained in the Intercreditor Agreement provides that a “Revolver Credit Agreement” means, in addition to the Credit Agreement, among other things, any credit agreement or loan agreement refinancing, refunding or otherwise replacing the Credit Agreement, provided that any such agreement effecting any such refunding, refinancing or replacement expressly provides that it is deemed to be a “Revolver Credit Agreement” under the Intercreditor Agreement and that the lenders thereunder and their agent(s), if any, shall be bound by the terms of the Intercreditor Agreement (a “Replacement Credit Agreement”);
     WHEREAS, Reliance and Management (Reliance and Management, collectively, the “Replacement Lenders”) have advised DBTC that they have entered into a Replacement Credit Agreement with Earle M. Jorgensen Company pursuant to which Management has been appointed by the Replacement Lenders as the “Revolver Agent” under (and as defined in) the Intercreditor Agreement;
     WHEREAS, in connection with termination of the Credit Agreement pursuant to the Termination Agreement, Management wishes to assume all of DBTC’s obligations under the Intercreditor Agreement, and DBTC wishes to assign to Management all of DBTC’s rights, and be released from all of DBTC’s obligations, under the Intercreditor Agreement;
Agreement
     NOW, THEREFORE, in consideration of the foregoing and other valuable consideration given by Reliance to DBTC, the receipt of which is hereby acknowledged, subject to the terms and conditions stated in this Agreement:
     1. Assignment and Assumption. DBTC hereby irrevocably assigns, without representation or warranty and without recourse, to Management all of DBTC’s rights (subject to the reinstatement provisions of the Intercreditor Agreement and the Termination Agreement), and

delegates to Management all of DBTC’s obligations, under the Intercreditor Agreement, and Management hereby accepts all of DBTC’s rights, and expressly assumes all of DBTC’s obligations, under the Intercreditor Agreement.
     2. Effective Date. This Agreement shall be effective upon satisfaction of all of the Payoff Conditions described in the Termination Agreement.
     3. Release from Obligations. Upon this Agreement becoming effective pursuant to Paragraph 2 hereof DBTC shall automatically relinquish its rights and be released from its obligations under the Intercreditor Agreement.
     4. Further Assistance. At any time and from time to time, the Parties hereto will promptly execute and deliver any and all further instruments and documents and will take such further action or actions as any of them may reasonably deem necessary to effect the purposes of this Agreement.
     5. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     6. No Rights in Third Parties. Nothing in this Agreement is intended to confer upon any person or entity other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     7. Governing Law. This Agreement is governed by and is to be construed and interpreted in accordance with the laws of the State of New York, without regard to choice of law principles or conflict of law rules.
     8. Modifications, Amendments, or Waivers. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized executive officer of each of the Parties.
     9. Counterparts. This Agreement may be executed in any number of separate counterparts, all of which when executed and delivered shall be deemed to be one and the same instrument.
     10. Notice to Trustee. Replacement Lenders agree that they will provide a copy of this Agreement to the Trustee following this Agreement becoming effective pursuant to Paragraph 2 hereof.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
As Revolver Agent

By:	/s/ Marguerite Sutton

Marguerite Sutton
Director

By:	/s/ Carin Keegan

Carin Keegan
Vice President

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ Karla Lewis

Karla Lewis
Executive Vice President and
Chief Financial Officer

RSAC MANAGEMENT CORP.

By:	/s/ Karla Lewis

Karla Lewis
Executive Vice President and
Chief Financial Officer
(Signature Page to Assignment and Assumption Agreement)

ANNEX A
LETTER AGREEMENT RE: TERMINATION OF DEUTSCHE BANK
CREDIT AGREEMENT